Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Dale Wahl, Chief Financial Officer
Duane Fromhart, Vice President, Finance
(503) 643-9500

Financial Dynamics
Jim Byers (investors)
(415) 439-4504
Chris Toth (financial media)
(415) 439-4503

OnPR

Gretchen Schaffer (media)
FOR IMMEDIATE RELEASE	(503) 635-5603

METRO ONE REPORTS THIRD QUARTER 2003 RESULTS

PORTLAND, Oregon – October 24, 2003 – Metro One Telecommunications, Inc. (Nasdaq: MTON), the leading provider of Enhanced Directory Assistance® and otherenhanced telecom services, today reported financial results for the third quarter ended September 30, 2003.

Revenue for the third quarter of 2003 was $45,516,000, compared to $66,172,000 in the preceding year’s third quarter.  Net loss for the third quarter was $10,653,000, or a loss of $0.43 per share, compared to net income of $7,389,000, or $0.30 per share, in the preceding year’s third quarter.  During the third quarter of 2003, Metro One incurred approximately $14.5 million in advertising expenses to continue the launch of its premium Infone® service.

Revenue for the nine months ended September 30, 2003 was $155,886,000, compared to revenue of $195,789,000 in the first nine months of 2002.  Net loss for the first nine months of 2003 was $15,723,000, or a loss of $0.64 per share, compared to net income of $20,292,000 or $0.81 per share, in the first nine months of 2002.

“We continue to work at building the success of Infone, which now has surpassed 35,000 registered users.  Regarding the announcement today of the discontinuance of the EDA service for AT&T Wireless (NYSE: AWE), we also intend to work vigorously at adding to our wholesale business as well as pursuing additional business opportunities,” commented Timothy A. Timmins, Metro One’s president and chief executive.  “We are confident in our ability to meet the challenges facing us.”

Metro One will host a webcast conference call on Friday, October 24, 2003 at 10:00 a.m. Pacific Daylight Time to review third quarter 2003 results, as well as discuss its operations and outlook for the future.  To access the webcast, go to Metro One’s website at www.metro1.com.  An archived webcast replay of the call will also be available at that website.

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance and other enhanced telecom services. The Company operates a network of call centers located strategically throughout the U.S. Metro One handled approximately 544 million requests for information in 2002. In May 2003, the Company launched Infone, a premium personal assistant telephone service, for which consumers can sign up by visiting www.infone.com or by calling 888-411-1111. Infone® is a registered trademark of Metro One Telecommunications, Inc. Metro One has been included in Fortune’s comprehensive annual list of America’s 100 Fastest-Growing Companies for the past four years and Forbes’ annual list of the 200 Best Small Companies in America for the past three years. For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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METRO ONE TELECOMMUNICATIONS, INC

Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2003	9/30/2002	9/30/2003	9/30/2002

Revenues	$45,516	$66,172	$155,886	$195,789

Costs and expenses:
Direct operating	27,268	37,133	89,762	109,901
Selling, general and administrative	34,631	17,134	90,659	53,624
	61,899	54,267	180,421	163,525

(Loss) income from operations	(16,383)	11,905	(24,535)	32,264

Other income	134	210	533	671
Interest and loan fees	—	—	—	(10)
	134	210	533	661

(Loss) income before income taxes	(16,249)	12,115	(24,002)	32,925
Income tax (benefit) expense	(5,596)	4,726	(8,279)	12,633

Net (loss) income	$(10,653)	$7,389	$(15,723)	$20,292

(Loss) income per common share:
Basic	$(0.43)	$0.30	$(0.64)	$0.83
Diluted	$(0.43)	$0.30	$(0.64)	$0.81

Shares used in per share calculation:
Basic	24,698	24,588	24,696	24,544
Diluted	24,698	24,987	24,696	25,112

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in thousands)

	9/30/2003	12/31/2002

Cash and cash equivalents	$53,906	$76,528

Restricted cash	4,900	3,348
Accounts receivable	24,654	31,321
Prepaid costs and other current assets	20,518	6,498

Total current assets	103,978	117,695

Furniture, fixtures and equipment, net	66,626	71,668
Goodwill	4,432	4,432
Intangible assets	5,113	4,316
Other assets	585	578

Total assets	$180,734	$198,689

Accounts payable	$1,380	$1,366
Accrued liabilities	3,054	1,054
Accrued payroll and related costs	10,422	11,570

Total current liabilities	14,856	13,990

Other long-term liabilities	6,151	9,310

Total liabilities	21,007	23,300

Common Stock	119,486	119,425
Retained earnings	40,241	55,964

Shareholders’ equity	159,727	175,389

Total liabilities and shareholders’ equity	$180,734	$198,689